Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206213 on Form S-3, Registration Statement Nos. 333-105731, 333-108088, 333-69542, 333-142627, 333- 145392, and 333-206206 on Form S-8, and Registration Statement No. 333-163547 on Form S-4 of our report dated February 10, 2017, relating to the consolidated financial statements of Illinois Tool Works Inc. and subsidiaries, and the effectiveness of Illinois Tool Works Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois
February 10, 2017